Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-280892) on Form S-8 and the registration statement (No. 333-287996) on Form F-3 of our reports dated 31 March 2026, with respect to the consolidated financial statements of BW LPG Limited and its subsidiaries and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Singapore

31 March 2026